Exhibit 4.1

SECOND AMENDMENT TO

RIGHTS AGREEMENT

THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of September 11, 2006, between ACT TELECONFERENCING, INC., a Colorado corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, INC., as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and American Securities Transfer & Trust, Inc., predecessor in interest to the Rights Agent, entered into that certain Rights Agreement, dated as of November 18, 1999, as amended by that certain First Amendment to Rights Agreement, dated as of June 30, 2005 (collectively, the “Rights Agreement”), between the Company and the Rights Agent.

WHEREAS, under Section 27 of the Rights Agreement, the Company may and the Rights Agent shall, if so directed by the Company, supplement or amend any provision in the Rights Agreement in any manner the Company may deem necessary or desirable.

WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable and in connection therewith the Company desires to evidence such amendment in writing.

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company have been in all respects duly authorized by the Company.

NOW, THEREFORE, the parties agree as follows:

A. Amendment of Section 7(a). Section 7(a) of the Rights Agreement is hereby amended by deleting “(i) the Close of Business on December 10, 2009 (the “Final Expiration Date”),” and replacing it with the following:

“(i) the Close of Business on September 12, 2006 (the “Final Expiration Date”),”.

B. Effectiveness. This Amendment shall be deemed effective as of the date first written above. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected.

C. Miscellaneous. This Amendment shall be deemed to be a contract under the laws of the State of Colorado and for all purposes shall be governed and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

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IN WITNESS WHEREOF, each of the undersigned have executed this Amendment as of the date first above written.

ACT TELECONFERENCING, INC.		COMPUTERSHARE TRUST COMPANY, INC.

By:	/s/ Kenneth Knopp	By:	/s/ Kellie Gwinn
Name:	Kenneth Knopp	Name:	Kellie Gwinn
Title:	V.P. Operations	Title:	Vice President